Exhibit 5

August 5, 2021

Consolidated Edison Company of New York, Inc.

4 Irving Place

New York, New York 10003

Re:	Securities Being Registered Under the Securities Act of 1933

I am the Senior Vice President and General Counsel of Consolidated Edison Company of New York, Inc. (“Con Edison of New York”). I and other members of Con Edison of New York’s Law Department have represented Con Edison of New York in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 registering unsecured debt securities and Cumulative Preferred Stock ($100 Par Value) of Con Edison of New York (the “Securities”) for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Registration Statement”).

We have examined such documents as we have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation and the By-Laws of Con Edison of New York; (b) the Indenture, First Supplemental Indenture and Second Supplemental Indenture (referred to herein collectively as the “Indenture”), included as Exhibits 4.1, 4.2 and 4.3, respectively, to the Registration Statement, pursuant to which Securities that are debt securities are to be issued; and (c) minutes of meetings of the Board of Trustees of Con Edison of New York.

It is my opinion that the Securities, if issued as debt securities, will become the legal, valid and binding obligations of Con Edison of New York in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and, if issued as Cumulative Preferred Stock ($100 Par Value), will be legally issued, fully paid and non-assessable, upon:

1. the issuance of an order by the Public Service Commission of the State of New York authorizing Con Edison of New York to issue the Securities and the compliance therewith by Con Edison of New York;

2. the due authorization of the Securities and the execution and delivery of the Securities by Con Edison of New York;

3. if the Securities are debt securities, the due authentication and delivery of the Securities in accordance with the Indenture; and

4. the receipt by Con Edison of New York of payment for the Securities at the price (which, if Cumulative Preferred Stock ($100 Par Value), shall be not less than par value) and in accordance with the terms set forth in the Registration Statement, which will have become and remain effective, and the supplement or supplements to the prospectus constituting a part thereof.

I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Deneen Donnley